EXHIBIT 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Announces
Results for Fourth Quarter and Year Ended December 31, 2004

     MECHANICSBURG, PENNSYLVANIA — February 2, 2005 — Select Medical Corporation (NYSE: SEM) today announced results for the fourth quarter and year ended December 31, 2004.

     For the fourth quarter ended December 31, 2004, net operating revenues increased 4.5% to $419.5 million compared to $401.4 million for the same quarter, prior year. Income from operations increased 28.7% to $58.2 million compared to $45.2 million for the same quarter, prior year. Net income increased 31.0% to $29.8 million compared to $22.8 million for the same quarter, prior year. Additionally, net income before interest, income taxes, depreciation and amortization, income (loss) from discontinued operations, equity in earnings from joint ventures and minority interest (“Adjusted EBITDA”) increased 21.6% to $68.6 million compared to $56.4 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release. Earnings per share on a fully diluted basis were $0.28 compared to $0.21 for the same quarter, prior year. This represents a 33.3% increase in fully diluted earnings per share.

     For the year ended December 31, 2004, net operating revenues increased 19.3% to $1,660.8 million compared to $1,392.4 million for the prior year. Income from operations increased 54.6% to $231.5 million compared to $149.8 million for the prior year. Net income increased 58.7% to $118.2 million compared to $74.5 million for the prior year. Additionally, Adjusted EBITDA increased 47.2% to $271.5 million compared to $184.5 million for the prior year. Earnings per share on a fully diluted basis from continuing operations were $1.10 compared to $0.72 for the prior year. This represents a 52.8% increase in fully diluted earnings per share from continuing operations. Earnings per share on a fully diluted basis, after giving effect to discontinued operations, were $1.11 compared to $0.72 for the prior year. On September 27, 2004, the Company sold its only skilled nursing facility. This facility was acquired as part of the acquisition of Kessler Rehabilitation Corporation in 2003. As a result of the sale, the operating results of this facility have been reclassified and reported as discontinued operations for all reported periods.

Specialty Hospitals

     At the end of the year, Select operated 82 long-term acute care hospitals and four acute medical rehabilitation hospitals. This compares to 79 long-term acute care hospitals and four acute medical rehabilitation hospitals operated at December 31, 2003. For the fourth quarter of 2004, net operating revenues increased 11.3% to $281.6 million compared to $253.1 million for the same quarter, prior year. For all of Select’s hospitals, total patient days for the fourth quarter 2004 were 201,594, admissions were 8,282 and net revenue per patient day was $1,364 (such figures include 17,743 days and 703 admissions at hospitals in their start-up periods and 27,494 days and 1,790 admissions at the four hospitals acquired through the Kessler acquisition). This compares to 207,280 days, 8,520 admissions and net revenue per patient day of $1,218 for the same quarter, prior year. For the hospitals opened before January 1, 2003 and operated by Select throughout both periods, patient days in the fourth quarter of 2004 were 156,357 and admissions in the fourth quarter were 5,789, compared to 172,446 days and 6,370 admissions in the same quarter, prior year. Adjusted EBITDA for the segment increased 19.8% to $61.2 million compared to $51.1 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 21.7% for the fourth quarter of 2004, compared to 20.2% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened before January 1, 2003 and operated by Select throughout both periods was 22.5% for the fourth quarter of 2004, compared to 22.8% for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.

     For the year ended December 31, 2004, net operating revenues increased 28.3% to $1,089.5 million compared to $849.3 million for the prior year. For all of Select’s hospitals, total patient days for the year ended December 31, 2004 were 816,898, admissions were 33,523 and net revenue per patient day was $1,306 (such figures include 62,625 days and 2,497 admissions at hospitals in their start-up periods and 106,320 days and 7,133 admissions at the four hospitals acquired through the Kessler acquisition). This compares to 722,231 days, 27,620 admissions and net revenue per patient day of $1,173 for the prior year. For the hospitals opened before January 1, 2003 and operated by Select throughout both periods, patient days for the year ended December 31, 2004 were 647,953 and admissions were 23,893, compared to 668,024 days and 24,476 admissions in the prior year. Adjusted EBITDA for the segment for the year ended December 31, 2004 increased 62.2% to $236.2 million compared to $145.7 million for the prior year. The Adjusted EBITDA margin for the segment for the year ended December 31, 2004 was 21.7%, compared to 17.2% for the prior year. The Adjusted EBITDA margin for the hospitals opened before January 1, 2003 and operated by Select throughout both periods was 21.8% for the year ended December 31, 2004, compared to 18.2% for the prior year.

Outpatient Rehabilitation

     At December 31, 2004, Select operated 741 outpatient clinics. For the fourth quarter of 2004, net operating revenues decreased 5.5% to $134.6 million compared to $142.5 million for the same quarter, prior year. Adjusted EBITDA for the fourth quarter increased 12.8% to $17.2 million compared to $15.2 million for the same quarter, prior year. The Adjusted EBITDA margin for the quarter was 12.8% compared to 10.7% in the same quarter, prior year. U.S. based patient visits were 877,178 compared to 1,024,814 for the same quarter, prior year. Net revenue per visit was $92 compared to $86 for the same quarter, prior year.

     For the year ended December 31, 2004, net operating revenues increased 5.4% to $558.1 million compared to $529.3 million for the prior year. Adjusted EBITDA for the period increased 8.8% to $81.6 million compared to $75.0 million for the prior year. The Adjusted EBITDA margin for the period was 14.6% compared to 14.2% in the prior year. U.S. based patient visits were 3,810,284 compared to 4,027,768 for the prior year. Net revenue per visit was $90 compared to $87 for the prior year.

Non-GAAP Financial Measures

     The SEC adopted rules during 2003 regarding the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA. Historically Select has used EBITDA, defined as net income (loss) before interest, income taxes, and depreciation and amortization, to report consolidated operating results in its filings with the SEC. As a result of these rules, we will remove consolidated EBITDA and consolidated Adjusted EBITDA from future filings we make with the SEC. However, SFAS 131 requires Select to report segment results in a manner consistent with management’s internal reporting of operating results to Select’s chief operating decision maker (as defined under SFAS 131) for purposes of evaluating segment performance. Therefore, since Select uses Adjusted EBITDA to measure performance of its segments for internal reporting purposes, Select has used Adjusted EBITDA to report segment results and will continue to present Adjusted EBITDA for its reportable segments in filings with the SEC.

Acquisition of SemperCare

     Effective as of January 1, 2005, Select acquired SemperCare for approximately $100 million in cash. The purchase price for the SemperCare acquisition is subject to an upward or downward adjustment based on the level of SemperCare’s net working capital on the closing date of the acquisition. SemperCare is based in Plano, Texas and operates 17 long-term acute care hospitals in 11 states. All of the SemperCare facilities are operated as hospitals within hospitals.

Proposed Merger

     On October 18, 2004, Select announced that it signed an agreement to merge with a subsidiary of EGL Holding Company. EGL Holding Company is a new company formed by an investment group led by Welsh, Carson, Anderson & Stowe, a private equity firm focused on investments in the healthcare sector, and including Thoma Cressey Equity Partners, a private equity firm and an existing stockholder of Select, and certain members of Select’s management, including Rocco and Robert Ortenzio. Under the terms of the merger agreement, each share of Select common stock, other than certain shares held by the stockholders participating in the buying group, will be converted into the right to receive $18.00 per share in cash.

     The closing of the transaction is subject to various conditions contained in the merger agreement, including the approval by the holders of a majority of Select’s shares (other than the stockholders continuing in EGL Holding Company), the closing of financing arrangements as set forth in bank commitment letters that have been received by EGL Holding Company, the closing of tender offers for and consent solicitations with respect to Select’s public debt securities and other customary conditions.

     In connection with the proposed merger, Select has commenced tender offers to acquire all of its existing 9 1/2% senior subordinated notes due 2009 and all of its existing 7 1/2% senior subordinated notes due 2013. In connection with each such tender offer Select is seeking consents to eliminate substantially all of the restrictive covenants and make other amendments to the indentures governing such notes. The consummation of the merger is conditioned upon a majority of the aggregate principal amount of each such series of outstanding notes being tendered and consenting to the proposed amendments.

     On January 25, 2005, Select mailed to all stockholders of record as of January 21, 2005 its proxy statement to be used to solicit stockholder approvals of the proposed merger. Select stockholders are urged to read the proxy statement regarding the proposed transaction and any other relevant documents filed with the SEC because they contain important information. The special meeting of stockholders of Select to vote on the proposed merger will be held on February 24, 2005 at 9:00 a.m., Eastern Standard Time, at 4716 Old Gettysburg Road, Mechanicsburg, PA 17055.

* * * * *

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 99 long-term acute care hospitals in 26 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 741 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the possibility that the merger may not occur due to the failure to satisfy the conditions in the merger agreement, such as the inability of the purchaser to obtain financing, the failure of Select to obtain stockholder approval, the failure of a majority of notes issued by Select to be tendered and accepted and the failure to successfully complete the consent solicitation regarding amendments to the indentures underlying the notes issued by Select, or the occurrence of events that would have a material adverse effect on Select as defined in the merger agreement. Additional risks and uncertainties that could cause results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel Veit, 717/972-1100
ir@selectmedicalcorp.com

I. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
For the Three Months Ended December 31, 2004 and 2003

			%
	2004	2003	Change
Net operating revenues	$419,515	$401,439	4.5%

Costs and expenses:

Cost of services	329,055	319,683	2.9%

Bad debt expense	12,466	13,164	(5.3)%

General and administrative	9,366	12,166	(23.0)%

Depreciation and amortization	10,444	11,217	(6.9)%

Income from operations	58,184	45,209	28.7%

Equity in earnings from joint ventures	—	(490)	(100.0)%
Interest expense, net	7,151	7,556	(5.4)%

Income from continuing operations before minority interests and income taxes	51,033	38,143	33.8%

Minority interests	676	509	32.8%

Income from continuing operations before income taxes	50,357	37,634	33.8%

Income tax expense	20,481	15,094	35.7%

Income from continuing operations	29,876	22,540	32.5%

Income (loss) from discontinued operations, net of tax	(50)	233	(121.5)%

Net income	$29,826	$22,773	31.0%

Diluted earnings per share from continuing operations	$0.28	$0.21	33.3%
Diluted earnings per share from discontinued operations	—	—	NM

Diluted earnings per share	$0.28	$0.21	33.3%

Weighted average shares outstanding	106,653	107,755	(1.0)%

NM - Not Meaningful

II. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
For the Twelve Months Ended December 31, 2004 and 2003

			%
	2004	2003	Change
Net operating revenues	$1,660,791	$1,392,366	19.3%

Costs and expenses:

Cost of services	1,294,903	1,112,176	16.4%

Bad debt expense	48,522	51,320	(5.5)%

General and administrative	45,856	44,417	3.2%

Depreciation and amortization	39,977	34,654	15.4%

Income from operations	231,533	149,799	54.6%

Equity in earnings from joint ventures	—	(824)	(100.0)%
Interest expense, net	31,051	25,404	22.2%

Income from continuing operations before minority interests and income taxes	200,482	125,219	60.1%

Minority interests	3,448	2,402	43.5%

Income from continuing operations before income taxes	197,034	122,817	60.4%

Income tax expense	79,602	48,597	63.8%

Income from continuing operations	117,432	74,220	58.2%

Income from discontinued operations, net of tax	752	251	199.6%

Net income	$118,184	$74,471	58.7%

Diluted earnings per share from continuing operations	$1.10	$0.72	52.8%
Diluted earnings per share from discontinued operations	0.01	—	NM

Diluted earnings per share	$1.11	$0.72	54.2%

Weighted average shares outstanding	106,529	103,991	2.4%

NM - Not Meaningful

III. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	December 31,	December 31,
	2004	2003
	(unaudited)
Assets

Cash	$247,476	$165,507

Restricted cash	7,031	—

Accounts receivable, net	216,852	230,171

Current deferred tax asset	59,239	61,699

Other current assets	18,737	27,689

Total current assets	549,335	485,066

Property and equipment, net	165,336	174,902

Intangible assets	380,873	388,002

Other assets	18,677	31,028

Total assets	$1,113,721	$1,078,998

Liabilities and Stockholders’ Equity

Payables and accruals	$232,063	$286,419

Current portion of long term debt	3,557	10,267

Total current liabilities	235,620	296,686

Long term debt, net of current portion	351,033	357,236

Non-current deferred tax liability	4,458	—

Minority interests	6,667	5,901

Stockholders’ equity	515,943	419,175

Total liabilities and stockholders’ equity	$1,113,721	$1,078,998

IV. Key Statistics
(unaudited)
For the Three Months Ended December 31, 2004 and 2003

			%
	2004	2003	Change
Specialty Hospitals (a)

Number of hospitals - end of period	86	83	3.6%

Net operating revenues (,000)	$281,594	$253,102	11.3%

Number of patient days	201,594	207,280	(2.7)%

Number of admissions	8,282	8,520	(2.8)%

Net revenue per patient day (b)	$1,364	$1,218	12.0%

Adjusted EBITDA (,000)	$61,215	$51,080	19.8%

Adjusted EBITDA margin – all hospitals	21.7%	20.2%	7.4%
Adjusted EBITDA margin – same store hospitals (c)	22.5%	22.8%	(1.3)%

Outpatient Rehabilitation

Number of clinics - end of period	741	790	(6.2)%

Net operating revenues (,000)	$134,632	$142,532	(5.5)%

Number of visits (US)	877,178	1,024,814	(14.4)%

Revenue per visit (US) (d)	$92	$86	7.0%

Adjusted EBITDA (,000)	$17,189	$15,232	12.8%

Adjusted EBITDA margin	12.8%	10.7%	19.6%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals. Revenues and Adjusted EBITDA for 2003 have been restated to exclude discontinued operations.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin - same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2003 and operated throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract services revenue.

V. Key Statistics
(unaudited)
For the Twelve Months Ended December 31, 2004 and 2003

			%
	2004	2003	Change
Specialty Hospitals (a)

Number of hospitals - end of period	86	83	3.6%

Net operating revenues (,000)	$1,089,538	$849,260	28.3%

Number of patient days	816,898	722,231	13.1%

Number of admissions	33,523	27,620	21.4%

Net revenue per patient day (b)	$1,306	$1,173	11.3%

Adjusted EBITDA (,000)	$236,181	$145,650	62.2%

Adjusted EBITDA margin – all hospitals	21.7%	17.2%	26.2%
Adjusted EBITDA margin – same store hospitals (c)	21.8%	18.2%	19.8%

Outpatient Rehabilitation

Number of clinics - end of period	741	790	(6.2)%

Net operating revenues (,000)	$558,097	$529,262	5.4%

Number of visits (US)	3,810,284	4,027,768	(5.4)%

Revenue per visit (US) (d)	$90	$87	3.4%

Adjusted EBITDA (,000)	$81,616	$74,988	8.8%

Adjusted EBITDA margin	14.6%	14.2%	2.8%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals. Revenues and Adjusted EBITDA for 2003 have been restated to exclude discontinued operations.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin - same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2003 and operated throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract services revenue.

VI. Net Income to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
For the Three and Twelve Months Ended December 31, 2004 and 2003

The following tables reconcile net income to Adjusted EBITDA for the Company. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, income (loss) from discontinued operations, equity in earnings from joint ventures and minority interest. Select believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA as presented on a segment basis is used by management to evaluate financial performance and determine resource allocation for each of our operating segments in accordance with SFAS No. 131. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net income	$29,826	$22,773	$118,184	$74,471
Income from discontinued operations, net of tax	50	(233)	(752)	(251)
Income tax expense	20,481	15,094	79,602	48,597
Minority interest	676	509	3,448	2,402
Interest expense, net	7,151	7,556	31,051	25,404
Equity in earnings from joint ventures	—	(490)	—	(824)
Depreciation and amortization	10,444	11,217	39,977	34,654

Adjusted EBITDA	$68,628	$56,426	$271,510	$184,453

Specialty hospitals	61,215	$51,080	$236,181	$145,650
Outpatient rehabilitation	17,189	15,232	81,616	74,988
Other	(9,776)	(9,886)	(46,287)	(36,185)

Adjusted EBITDA	$68,628	$56,426	$271,510	$184,453

The following tables reconcile specialty hospital same store information.

	Three Months Ended
	December 31, 2004	December 31, 2003
Specialty hospitals net operating revenue	$281,594	$253,102
Less: Specialty hospitals opened or acquired after 1/1/03	59,239	40,884
Closed specialty hospitals	395	2,062

Specialty hospitals same store net revenue	$221,960	$210,156

Specialty hospitals Adjusted EBITDA	$61,215	$51,080
Less: Specialty hospitals opened or acquired after 1/1/03	12,717	2,664
Closed specialty hospitals	(1,336)	605

Specialty hospitals same store Adjusted EBITDA	$49,834	$47,811

All specialty hospitals Adjusted EBITDA margin	21.7%	20.2%
Specialty hospitals same store Adjusted EBITDA margin	22.5%	22.8%

	Twelve Months Ended
	December 31, 2004	December 31, 2003
Specialty hospitals net operating revenue	$1,089,538	$849,260
Less: Specialty hospitals opened or acquired after 1/1/03	216,356	56,319
Closed specialty hospitals	5,693	9,695

Specialty hospitals same store net revenue	$867,489	$783,246

Specialty hospitals Adjusted EBITDA	$236,181	$145,650
Less: Specialty hospitals opened or acquired after 1/1/03	48,896	2,869
Closed specialty hospitals	(2,083)	28

Specialty hospitals same store Adjusted EBITDA	$189,368	$142,753

All specialty hospitals Adjusted EBITDA margin	21.7%	17.2%
Specialty hospitals same store Adjusted EBITDA margin	21.8%	18.2%